UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THE HAIN CELESTIAL GROUP, INC.

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THE HAIN CELESTIAL GROUP, INC.

1111 Marcus Avenue

Lake Success, NY 11042

516-587-5000

November 12, 2020

Dear Fellow Stockholder:

The Hain Celestial Group, Inc. (“we,” “our” or the “Company”) is asking for your support at our 2020 Annual Meeting of Stockholders. This letter contains information to complement the Compensation Discussion and Analysis section of our Proxy Statement dated October 13, 2020 (the “2020 Proxy Statement”). We are providing this information to help you evaluate our executive compensation program with the benefit of additional context, particularly with respect to (1) our fiscal year 2020 target Annual Incentive Plan goal, (2) the 2019-2021 Long-Term Incentive Program award to our incoming Chief Financial Officer and (3) additional fiscal year 2020 Long-Term Incentive grants.

We ask for your support in voting FOR all proposals in the 2020 Proxy Statement. In particular, we encourage you to read the 2020 Proxy Statement, including the Compensation Discussion and Analysis, and ask that you consider the additional context in this letter in voting FOR our Say on Pay proposal (Proposal No. 2).

The Compensation Committee of our Board of Directors has put in place a strong pay for performance philosophy and completely reshaped the Company’s executive compensation program, commencing with the hiring of a new Chief Executive Officer during the Company’s 2019 fiscal year. The executive compensation program was designed to align executive compensation with the Company’s transformational strategy and further increase alignment with stockholders, requiring a majority of the compensation to be “at risk” and dependent on achieving aggressive, quantitative performance goals throughout the transformation period. Consistent with this philosophy, in fiscal year 2020, as the Company continued to execute on its transformational strategy, it remained steadfast in applying the same performance metrics and setting aggressive targets for its executive compensation program.

1) Fiscal Year 2020 Target Annual Incentive Plan (“AIP”) Goal

We believe that our AIP is tied to challenging annual Adjusted EBITDA1 goals. As disclosed in the 2020 Proxy Statement, our Adjusted EBITDA target for fiscal year 2020 was $187.8 million. While our originally reported Adjusted EBITDA for fiscal year 2019 was $191.4 million, as publicly disclosed, we sold our Tilda business on August 27, 2019, shortly after the completion of fiscal year 2019. The Tilda business contributed $26.3 million of Adjusted EBITDA toward the Company’s financial results for fiscal year 2019. Accordingly, for an “apples to apples” comparison, the Company’s Adjusted EBITDA for fiscal year 2019 was $165.1 million.

The Company has classified the Tilda business as a discontinued operation under U.S. Generally Accepted Accounting Principles, as the sale represented a significant transaction and a strategic shift for the Company. Accordingly, for prior periods including fiscal year 2019, the Tilda business is presented separately as a discontinued operation in the Company’s financial statements to provide a comparable presentation. When the Company reported financial results for fiscal year 2020 in its Form 10-K for the fiscal year ended June 30, 2020, it reported that “[o]ur consolidated Adjusted EBITDA was $200.0 million and $165.1 million for fiscal 2020 and 2019, respectively…”, which for fiscal year 2019 excluded the Adjusted EBITDA contributed by the Tilda business.

The Company’s Adjusted EBITDA target for fiscal year 2020 of $187.8 million therefore represented substantial growth (+13.7%) over the fiscal year 2019 results excluding the Tilda business which has been classified as a discontinued operation. Setting the fiscal year 2020 Adjusted EBITDA goal at $187.8 million is consistent with our strong pay for performance philosophy and our strategy of driving profitable growth, by requiring 13.7% year-over-year growth.

2) 2019-2021 Long-Term Incentive Program (“LTIP”) Award to Incoming CFO

In November 2018, commencing with the hiring of the Company’s new Chief Executive Officer, the Compensation Committee implemented a new long-term incentive program (the “2019-2021 LTIP”) designed to ensure the Company had the right leadership team in place to develop and execute the required transformational strategy, while aligning executive compensation with Company performance and thereby aligning the interests of the executive officers with stockholder interests. Participants in this program received front-loaded incentive awards at the time of their hiring or participation in the program, tied to rigorous, three-year absolute compound annual total

1 Adjusted EBITDA is a non-GAAP financial measure. Additional information on Adjusted EBITDA, including a reconciliation to Net (loss) income, can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 under the heading “Reconciliation of Non-U.S. GAAP Financial Measures to U.S. GAAP Measures.”

shareholder return (“TSR”) performance goals. The structure was designed to align with the Company’s turnaround strategy, which involved a focus on longer-term, sustainable improvements that directly drive stockholder value.

Since its implementation, all of the Company’s executives have participated in this program in order to create alignment among the executive team and further the objectives of the Company’s transformational strategy. This approach has been well received by stockholders who continue to provide positive feedback around this approach and view the rigorous TSR goals and other terms of the awards as fully aligned with stockholder interests.

Therefore, when the Company decided to hire Javier H. Idrovo in the key role of Chief Financial Officer, it was always contemplated that he would participate in the 2019-2021 LTIP program to align his interests with the Company, its stockholders and the other members of the executive team. In determining the amount of the grant for Mr. Idrovo, the Compensation Committee considered the appropriate compensation given the remainder of the award period at the time of Mr. Idrovo’s hiring. Because one of the three years of performance had been completed, Mr. Idrovo’s 2019-2021 LTIP award was pro-rated so that it only front-loaded two years of LTIP instead of three like the participants that started at the beginning of the performance period but was fully aligned with the other executives.

The 2019-2021 LTIP performance goals were set based on compound annual TSR goals, from a starting stock price of $26.13, which was the closing stock price on November 6, 2018. In order to achieve any payout, the Company’s stock price must achieve a compound annual TSR of at least 15% over a three-year period from this starting date and stock price, equivalent to an implied target stock price of $39.74. Notably, the closing stock price on the grant date of Mr. Idrovo’s PSUs (December 2, 2019) was $24.99, requiring an even greater compound annual TSR of 27.1% through November 6, 2021 to result in any payout (versus the original 15% compound annual TSR). Although Mr. Idrovo’s PSUs were granted approximately one year into the performance period, the Company’s TSR from the beginning of the performance period through the time of grant was tracking significantly behind the threshold level of performance. Despite one of the three years of performance having been completed, Mr. Idrovo’s 2019-2021 LTIP award is highly performance-based, requiring significant return to stockholders to earn any payout.

3) Additional Fiscal Year 2020 LTI Grants

Like other executive officers of the Company, Christopher J. Boever, Chief Commercial Officer, and Jeryl Wolfe, Chief Supply Chain Officer, received PSUs under the 2019-2021 LTIP when they joined the Company in February 2019 and April 2019, respectively. These grants were made consistent with the scope of their initial responsibilities and were intended to include their total performance-based incentive opportunities for fiscal years 2019, 2020 and 2021.

In fiscal year 2020, the Company restructured certain aspects of its business, and both Messrs. Boever and Wolfe took on additional responsibilities for which they had not been compensated under their original 2019-2021 grants. Subsequent to their initial hire, both individuals took on leadership and integration responsibilities for the Company’s Canadian business. Mr. Boever originally held the position of Executive Vice President and Chief Customer Officer and was elevated to Executive Vice President and Chief Commercial Officer in February of 2020. In the case of Mr. Wolfe, he assumed responsibility for the Company’s Information Technology organization after joining the Company.

Accordingly, the Compensation Committee deemed it appropriate to provide them with incremental grants to recalibrate their overall participation under this program with their new roles and significantly increased responsibilities. The Compensation Committee granted Messrs. Boever and Wolfe with an incremental number of PSUs and tied these grants to the same performance goals, performance period and other terms and conditions of the 2019-2021 LTIP to ensure continued alignment among the executive team towards the same goals. Messrs. Boever and Wolfe were each granted 25,000 PSUs at target, with a grant date fair value of $350,250 each. The closing stock price on the date of grant of Messrs. Boever and Wolfe’s incremental PSUs (February 6, 2020) was $27.37, requiring an even greater 23.7% compound annual TSR (compared to the original 15% goal) through November 6, 2021 to result in any payout. Although these PSUs were granted over one year into the performance period, the Company’s TSR from the beginning of the performance period through the time of grant was tracking significantly behind the threshold level of performance. Despite over one of the three years of performance having been completed, these incremental awards are highly performance-based, requiring significant return to stockholders to earn any payout.

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If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or proxy@mackenziepartners.com.

Thank you for your support.

Sincerely,

Glenn W. Welling

Chair of the Compensation Committee

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